UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 21, 2014
Date of Report (Date of earliest event reported)

Rovi Corporation
(Exact name of registrant as specified in its charter)

      Delaware                                     000-53413                                     26-1739297
(State or other jurisdiction of                 (Commission                               (I.R.S. employer
incorporation or organization)                         File No.)                                identification number)

2830 De La Cruz Boulevard
Santa Clara, California 95050
(Address of principal executive offices, including zip code)

(408) 562-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.

Merger Agreement
On February 21, 2014, Rovi Corporation (“Rovi”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Veveo, Inc., a Delaware corporation (“Veveo”) pursuant to which Rovi, through its wholly-owned subsidiary Victory Acquisition Corp., a Delaware corporation (the “Merger Sub”), will acquire all of the issued and outstanding shares of Veveo for $75 million in cash, subject to adjustment based on (i) Veveo’s cash position at Closing, (ii) third party expenses incurred by Veveo, (iii) the aggregate amount of any and all Veveo debt as of the effective time of the merger, and (iv) other expense and cash items, all of which are set forth in the Merger Agreement. These adjustments are currently expected to result in a net cash payment of approximately $62 million at closing. Of the net cash purchase price, approximately $8.5 million will be deposited in an escrow account as security for potential post-closing indemnification claims by Rovi. Rovi has also agreed to pay up to approximately $7 million in additional cash payments based on achievement of certain agreed-upon milestones. As part of the merger, all Veveo stock options will be cashed out and canceled.

The Merger Agreement contains customary representations, warranties, covenants and indemnification provisions. Consummation of the merger is subject to satisfaction or waiver of customary closing conditions. After completion of the merger, Veveo will become a wholly owned subsidiary of Rovi.

On February 21, 2014, stockholders of Veveo holding the requisite number of shares to approve the merger under Delaware law delivered written consents adopting the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

ITEM 7.01     Regulation FD Disclosure.
On February 24, 2014, Rovi issued a press release and investor presentation relating to the execution of the Merger Agreement and Rovi management’s perspectives on the combined businesses. Copies of the press release and the investor presentation are furnished herewith as Exhibits 99.1 and 99.2, respectively, to this report.

ITEM 9.01    Financial Statements and Exhibits.

(d)    The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated February 21, 2014, by and among Rovi Corporation, Victory Acquisition Corp., Veveo, Inc., and Paul Ferri, who will serve as the representative of the Company’s stockholders and optionholders.*

99.1	Press Release dated February 24, 2014
99.2	Rovi Investor Presentation dated February 24, 2014

*    Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation (Registrant)

Date: February 24, 2014	By:	/s/ Pamela Sergeeff
Pamela Sergeeff
EVP and General Counsel